PRESS RELEASE
FOR IMMEDIATE RELEASE
Southern Community Financial Corporation
Announces First Quarter 2006 Results
Record Loan and Deposit Growth and Margin Expansion
     Winston-Salem, North Carolina, April 26, 2006 — Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three month period ended March 31, 2006. For the quarter ended March 31, 2006, net income rose to $1.9 million, representing an increase of 16.1% over the $1.6 million earned for the same period in 2005, and diluted earnings per share increased to $0.10 from $0.09. Excluding the after-tax impact of approximately $255 thousand of unusual expenses incurred in the first quarter of 2005, earnings for the first quarter of 2006 were consistent with those of the same period a year ago.
Highlights for the first quarter of 2006:
➢	Achieved year-over-year loan growth of $111.5 million or 13.8% and deposit growth of $159.3 million or 19.0%;

➢	Achieved first quarter loan growth of $52.4 million or 6.0%;

➢	Successfully executed programs to increase deposits, achieving first quarter deposit growth of $55.8 million or 5.9%, including growth of $31.9 million or 10.1% in lower cost money market, savings and NOW accounts;

➢	Expanded the net interest margin to 3.42%, an increase of 15 basis points over the 3.27% reported in the fourth quarter of 2005;

➢	Maintained sound asset quality, with non-performing assets of 0.22% of loans;

➢	Entered Raleigh, North Carolina, a rapidly growing and dynamic market;

➢	Appointed Jeff McDowell to serve as retail banking group manager, and John Manning to head mortgage operations;

➢	Paid a quarterly dividend of $0.03 per share on March 1, 2006.
     Net interest income for the first quarter of $10.0 million was up 10.4%, compared with $9.0 million reported in the comparable quarter of 2005. First quarter 2006 net interest margin expanded by 15 basis points to 3.42% from the 3.27% reported in both the fourth quarter 2005 and first quarter 2005, due in part to continued strong loan and deposit growth.
     Non-interest income totaled $1.8 million for the first quarter of 2006, which represented a 4.4% increase over the $1.7 million of non-interest income reported in the comparable period in 2005. Growth in non-interest income during the first quarter of 2006 reflected continued strength in depositor and other retail banking fees. The Company recorded non-interest expense of $8.4 million in the current quarter, an increase of 6.8% from the $7.9 million reported in the year ago period, but down slightly from $8.5 million in the fourth quarter of 2005. This level of non-interest expense reflects continued growth and investment in the expansion of the franchise. The first quarter of 2005 included pre-tax charges of approximately $345 thousand incurred as a result of the departure of two members of senior management and $70 thousand associated with the Company’s decision to vest all outstanding unvested options.
     As of March 31, 2006, the Company reported total assets of $1.3 billion, representing an increase of $98.2 million, or 7.9% year-over-year driven by increases in the loan portfolio. The Bank’s loan portfolio increased to $921.2 million, an increase of $111.5 million, or 13.8% over the amount reported on March 31, 2005. Additionally, loans during the first quarter grew by a record $52.4 million or 6.0% over the level reported at December 31, 2005. Total deposits grew to $996.4 million at March 31, 2006, an increase of $55.8 million over the prior quarter, also a record, and an increase of $159.3 million from the year ago period. Reflecting the success of the Company’s programs to increase non-interest bearing and lower cost deposits, core deposits grew by $109.7 million or 31.4% over the last twelve months and $33.0 million or 7.8% over the last three months.
     Loan growth did not come at the expense of maintaining sound credit quality standards as asset quality improved significantly from the same period one year ago. Non-performing loans totaled $2.1 million or 0.22% of total loans at quarter-end, up slightly from $1.4 million or 0.16% of total loans as reported for December 31, 2005, but down significantly from $7.9 million or 0.98% of total loans at March 31, 2005. Net charge-offs as a percentage of average loans (annualized) were 0.02% for the quarter ended March 31, 2006, declining 14 basis points compared with the 0.16% reported in the year ago period. The Company’s allowance for loan losses equaled $12.2 million, or 1.33% of total loans and 593.0% of non-performing loans at March 31, 2006.
     At March 31, 2006 stockholders’ equity totaled $136.4 million and represented 10.2% of total assets. Stockholders’ equity increased $1.4 million or 1.0% from $135.0 million for the year ago period, with increases from earnings offset primarily by the implementation of the Company’s stock repurchase plans and the payment of cash dividends. At March 31, 2006, the Company had 368,800 shares authorized for repurchase under previously announced share repurchase programs. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.
     Southern Community Financial Corporation Chairman and Chief Executive Officer, F. Scott Bauer, commented, “Despite the continued challenging interest rate environment, we are excited by several developments this quarter that we believe will positively impact future operating results. Our loan growth continues to be very strong, our credit quality is excellent, and our initiatives to increase core deposits are having a positive impact on our funding mix and net interest margin. Our people continue to do an outstanding job. We are well positioned and see great opportunities in the markets we serve.”
     Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty banking offices throughout the Piedmont region of North Carolina.
     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information:
F. Scott Bauer, Chairman/CEO
David W. Hinshaw, CFO
336-768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

		For the three months ended				Twelve Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,
Income Statement	2006	2005	2005	2005	2005	2005	2004

Total Interest Income	$19,274	$18,669	$17,534	$16,554	$15,340	$68,097	$54,656
Total Interest Expense	9,300	8,988	8,301	7,368	6,304	30,961	19,657

Net Interest Income	9,974	9,681	9,233	9,186	9,036	37,136	34,999

Provision for Loan Losses	475	380	(300)	475	395	950	2,239

Net Interest Income after Provision for Loan Losses	9,499	9,301	9,533	8,711	8,641	36,186	32,760

Non-Interest Income
Service Charges on Deposit Accounts	1,035	1,038	970	908	839	3,755	3,502
Other Income	788	1,254	936	946	907	4,043	3,904

Total Non-Interest Income	1,823	2,292	1,906	1,854	1,746	7,798	7,406

Non-Interest Expense
Salaries and Employee Benefits	4,484	4,389	3,794	3,881	3,978	16,042	13,749
Occupancy and Equipment	1,608	1,614	1,458	1,372	1,342	5,786	4,352
Other	2,340	2,530	2,294	2,090	2,577	9,491	9,419

Total Non-Interest Expense	8,432	8,533	7,546	7,343	7,897	31,319	27,520

Income Before Taxes	2,890	3,060	3,893	3,222	2,490	12,665	12,646
Provision for Income Taxes	1,033	1,019	1,421	1,152	890	4,482	4,544

Net Income	$1,857	$2,041	$2,472	$2,070	$1,600	$8,183	$8,102

Net Income per Share
Basic	$0.11	$0.12	$0.14	$0.12	$0.09	$0.46	$0.47
Diluted	$0.10	$0.11	$0.14	$0.11	$0.09	$0.45	$0.45

Balance Sheet	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2006	2005	2005	2005	2005

Assets
Cash and due from Banks	$25,807	$24,606	$22,449	$31,129	$19,560
Federal Funds Sold & Int Bearing Balances	596	648	794	752	1,755
Investment Securities	290,616	291,916	315,493	328,802	315,627

Loans	921,195	868,827	856,839	845,847	809,733
Allowance for Loan Losses	(12,211)	(11,785)	(11,773)	(12,365)	(12,133)

Net Loans	908,984	857,042	845,066	833,482	797,600

Bank Premises and Equipment	36,226	31,259	30,283	28,943	28,138
Goodwill	49,792	49,792	49,603	49,603	49,603
Other Assets	30,104	30,261	34,383	32,976	31,640

Total Assets	$1,342,125	$1,285,524	$1,298,071	$1,305,687	$1,243,923

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	112,341	111,226	105,660	112,764	96,917
Money market, savings and NOW	347,034	315,112	272,546	247,149	252,744
Time	536,979	514,263	518,406	509,917	487,375

Total Deposits	996,354	940,601	896,612	869,830	837,036

Borrowings	200,986	201,737	253,096	290,113	263,622
Accrued Expenses and Other Liabilities	8,402	7,780	11,904	9,973	8,241

Total Liabilities	1,205,742	1,150,118	1,161,612	1,169,916	1,108,899

Total Stockholders’ Equity	136,383	135,406	136,459	135,771	135,024

Total Liabilities and Stockholders’ Equity	$1,342,125	$1,285,524	$1,298,071	$1,305,687	$1,243,923

Book Value per Share	$7.72	$7.69	$7.69	$7.61	$7.53

		As of or for the three months ended				As of or for the twelve months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,
	2006	2005	2005	2005	2005	2005	2004

Per Share Data:
Basic Earnings per Share	$0.11	$0.12	$0.14	$0.12	$0.09	$0.46	$0.47
Diluted Earnings per Share	$0.10	$0.11	$0.14	$0.11	$0.09	$0.45	$0.45
Book Value per Share	$7.72	$7.69	$7.69	$7.61	$7.53	$7.69	$7.53
Cash dividends paid (1)	$0.03	$0.03	$0.03	$0.03	$0.12	$0.21	$0.11

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.58%	0.62%	0.75%	0.65%	0.52%	0.64%	0.69%
Return on Average Equity (annualized) ROE	5.56%	5.94%	7.21%	6.15%	4.79%	6.03%	6.20%
Return on Tangible Equity (annualized)	9.00%	9.60%	11.63%	9.98%	7.82%	9.77%	10.37%
Net Interest Margin	3.42%	3.27%	3.11%	3.20%	3.27%	3.21%	3.31%
Net Interest Spread	3.02%	2.90%	2.76%	2.88%	2.98%	2.88%	3.08%
Non-interest Income as a % of Revenue	15.45%	19.14%	17.11%	16.79%	16.19%	17.35%	17.46%
Non-interest Income as a % of Average Assets	0.57%	0.71%	0.59%	0.59%	0.57%	0.61%	0.63%
Non-interest Expense to Average Assets	2.62%	2.59%	2.29%	2.32%	2.59%	2.45%	2.36%
Efficiency Ratio	71.48%	71.27%	67.74%	66.51%	73.24%	69.70%	64.90%

Asset Quality:
Nonperforming Loans	$2,058	$1,408	$3,752	$6,969	$7,910	$1,408	$2,174
Nonperforming Assets	$2,187	$1,688	$4,141	$7,284	$8,795	$1,688	$3,260
Nonperforming Loans to Total Loans	0.22%	0.16%	0.44%	0.82%	0.98%	0.16%	0.27%
Nonperforming Assets to Total Assets	0.16%	0.13%	0.32%	0.56%	0.71%	0.13%	0.27%
Allowance for Loan Losses to Period-end Loans	1.33%	1.36%	1.37%	1.46%	1.50%	1.36%	1.57%
Allowance for Loan Losses to Nonperforming Loans (X)	5.93	8.37	3.14	1.77	1.53	8.37	5.77
Net Charge-offs to Average Loans (annualized)	0.02%	0.17%	0.14%	0.12%	0.16%	0.14%	0.19%

Capital Ratios:
Equity to Total Assets	10.16%	10.53%	10.51%	10.40%	10.85%	10.53%	11.20%
Tangible Equity to Total Tangible Assets (2)	6.56%	6.77%	6.80%	6.69%	6.97%	6.77%	7.21%

Average Balances:
Quarterly
Interest Earning Assets	$1,183,931	$1,173,485	$1,179,027	$1,151,807	$1,120,520
Total Assets	$1,306,533	$1,306,416	$1,305,360	$1,270,228	$1,236,912
Gross Loans	$887,704	$863,047	$853,802	$826,708	$805,497
Equity	$135,504	$136,206	$136,112	$135,106	$135,476
Interest Bearing Liabilities	$1,054,148	$1,045,272	$1,049,562	$1,024,895	$992,864

Weighted Average Number of Shares Outstanding
Basic	17,624,034	17,676,048	17,851,787	17,907,360	17,867,222	17,825,152	17,298,285
Diluted	17,857,395	17,944,031	18,139,930	18,202,763	18,251,528	18,133,859	18,033,333
Period end outstanding shares	17,673,077	17,612,472	17,746,480	17,837,150	17,941,028

(1)	- March 31, 2005 represented an annual dividend. June 30, 2005 through March 31, 2006 represented a quarterly dividend.

(2)	- Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (2) to provide readers with the impact of purchase accounting on this key financial ratio.